Exhibit 99.18
Joint Filing Agreement
     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Amendment No. 5 to the Statement on Schedule 13D, and all subsequent amendments to which this exhibit is attached, is filed on behalf of each of them in the capacities set forth below.
Date: August 20, 2010

MISYS PLC
By:	/s/ Thomas E. Kilroy
Name:	Thomas E. Kilroy
Title:	Executive Vice President, General Counsel and Company Secretary

KAPITI LIMITED
By:	/s/ Nicholas Farrimond
Name:	Nicholas Farrimond
Title:	Authorized signatory

ACT SIGMEX LIMITED
By:	/s/ Nicholas Farrimond
Name:	Nicholas Farrimond
Title:	Authorized signatory